Exhibit 99.1

Conference Call Transcript

CAT - Q3 2006 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Oct. 20. 2006 / 11:00AM ET

CORPORATE PARTICIPANTS

Mike DeWalt
Caterpillar Inc. - IR Director

Doug Oberhelman
Caterpillar Inc. - Group President

Dave Burritt
Caterpillar Inc. - VP, CFO

CONFERENCE CALL PARTICIPANTS

Mark Koznarek
Cleveland Research - Analyst

David Raso
Citigroup - Analyst

Alex Blanton
Ingalls & Snyder - Analyst

Jamie Cook
Credit Suisse - Analyst

Ann Duignan
Bear Stearns - Analyst

David Bleustein
UBS - Analyst

Joel Tiss
Lehman Brothers - Analyst

Andrew Obin
Merrill Lynch - Analyst

Scott Macke
Robert W. Baird - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar third-quarter 2006 earnings results conference call. At this time, all participants have been placed on a listen-only mode, and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Mike DeWalt, Director of Investor Relations for Caterpillar. Sir, the floor is yours.

Mike DeWalt - Caterpillar Inc. - IR Director

Thank you very much and good morning and welcome, everybody, to Caterpillar's third-quarter conference call. I'm Mike DeWalt, the Director of Investor Relations. This call is copyrighted by Caterpillar Inc.; and any use, recording, or transmission of any portion of this call without the express written consent of Caterpillar is strictly prohibited.

If you would like a copy of today's call transcript, you can go to the SEC filings area of the investors section of the cat.com website, where it will be filed as an 8-K later today. Our 8-K filings are also available on the SEC's website.

In addition, certain information we will be discussing today is forward-looking and involves material uncertainties that could impact expected results. A discussion of those uncertainties is included in the Safe Harbor statement in a Form 8-K filed with the SEC today.

On our call today I am pleased to have Group President Doug Oberhelman with me, and our CFO Dave Burritt. Earlier this morning, we reported another quarter of higher sales and revenues and higher profits. In fact, this was the best third quarter in our history, and our second consecutive quarter with sales and revenues above $10 billion.

For the quarter, sales and revenues were $10.5 billion. That is up about $1.5 billion or 17% from a year ago. Profit per share was $1.14, up $0.20 or 21% from the third quarter of 2005.

For the first nine months of the year, sales and revenues were $30.5 billion, up $3.8 billion or 14% from last year. Profit per share was $3.86, up 36% from the first nine months of 2005.

I'm going to take a couple of minutes now to go through some key points related to the quarter, then I will turn to the outlook for 2006 and our preliminary view of 2007.

First, the third quarter. While third-quarter sales and profit were higher than the third quarter a year ago, sales and revenues and profit both dropped from the second quarter of this year. Our release focuses on the third quarter versus the third quarter a year ago. But I would like to put the drop in profit from last quarter just into a little bit of historical perspective.

If you were to track our historic quarterly sales pattern, you will find that the third quarter usually declines from the second quarter. That happens because many of our factories shut down or partially shut down for employee vacations in the third quarter. As a result, production normally declines.

End-user demand is also usually higher in the spring and summer. Last year, for example, sales and revenues declined about 4% from the second quarter to the third quarter. It doesn't happen like that every year. In 2004 example, our rapid increase in sales that year was fast enough to offset the phenomenon; and second quarter and third quarter were very similar in terms of total sales and revenues.

This year, sales and revenues did drop from the second quarter, but less than 1%, from $10.6 to $10.5 billion. However, Progress Rail was a factor. Progress Rail added $438 million to sales for us in the third quarter; and FYI, that was in the Machinery category, 100%. Excluding Progress Rail, sales and revenues were down about 5% from the second quarter, a drop similar to last year.

If you look at profit, it is also not unusual, historically, for third-quarter profit to drop from second-quarter levels. Last year, third-quarter profit per share dropped 13% from the second quarter. In 2004, third-quarter profit dropped 13% from the second quarter. In fact, in nine of the past 10 years -- that is 1997 through 2006 -- our profit per share has dropped from the second to third quarter.

That said, I think, the drop in profit this year was probably more than many of you expected. The third quarter included about $80 million of expense for legal disputes, about $70 million of which was related to the Navistar settlement that we disclosed during the quarter.

Sales volume and sales mix in the quarter was unfavorably impacted by a variety of production and shipping issues with large machines. It is a bit counterintuitive when you think about what is happening to the industries that we sell into, but compared with the second quarter, sales of large machines declined at a rate faster than small machines. That is not a function of industry demand. It is a function of what we were able to ship and record as a sale in the quarter.

That is an important point, a very important point, and I want to make sure that is clear. We had production and shipping issues with some large machines in the quarter. They were largely issues with us and the supply chain, and not a function of customer demand.

For the most part, sales of most large machines models are a function of what we can produce. The supply chain remains tight, and we are working hard to improve production.

Finally, our costs in the third quarter were higher than we and probably you expected.

Okay, let me turn just for a moment to the comparison that is in the release. That is third quarter of this year compared with third quarter a year ago. If you look at our third quarter versus third quarter comparison in the waterfall chart in the release, you'll notice a couple of things.

One, price realization was $290 million more than in the second [sic third] quarter a year ago. We are on track to meet our $1.5 billion outlook for improved price realization. That, by the way, is unchanged from the last outlook.

You will also see that core operating costs increased year-over-year. Of the total, manufacturing costs -- and this is with the variable portion adjusted for volume -- rose $225 million. For the first time this year in our release, we are talking about higher material costs, which were up about $75 million versus the third quarter a year ago. That is about a third of the increase in manufacturing costs. Another third was manufacturing costs, and variable labor and overhead costs related to manufacturing in the third quarter.

SG&A and R&D rose, but the impact on core operating costs was similar to the first and second quarter if you were to adjust out the settlement for Navistar.

Okay, let's turn to the outlook for just a moment. This morning, we announced a revision to our outlook for 2006. We are expecting sales and revenues of about $41 billion. Our previous outlook was a range of up 12% to up 15% versus 2005. In dollars, that meant a range of about $40.7 billion to about $41.8 billion. Our new outlook of about $41 billion is in that range.

In terms of profit per share, we have come down $0.20 per share at both the top and the bottom of the previous outlook. We now expect profit per share to be between $5.05 and $5.30 per share.

There are three main reasons for the change. First is the $80 million of expense related to legal disputes that were in our third-quarter results. Second, we do expect somewhat higher core operating costs for the year. But as I say that, be careful that you don't double count. The bar in the outlook on our waterfall chart reflects an increase year-over-year of $1.0 billion. $1 billion even. That is $150 million higher than the previous outlook, but that bar includes the costs related to our settlement with Navistar.

Third, physical sales volume at the midpoint of our outlook is about $250 million lower than the previous outlook. That had an impact of about $50 million on operating profit.

In total, if you look on our waterfall chart, operating profit is down about $200 million as a result of these items. On an after-tax basis, that is the $0.20.

This morning, we also released what we think is a very positive preliminary view of 2007, particularly when you consider the economic uncertainty we face as we look forward to next year. There were several key messages that we were trying to bring out in the release, and I will highlight them here.

Overall, and this is an important point, we do not see 2006 or 2007 as the peak in this growth cycle for most of the industries that we serve. The underlying fundamentals remain positive. Some industries, like mining, energy, and infrastructure development, are particularly strong and are likely to continue for some time.

We see continued economic strength in most areas of the world outside the U.S. However, we do see a weakening economic picture for the U.S. in 2007, largely a result of the Fed's interest rate hikes over the past two years. We expect that housing in the U.S. will continue to weaken in 2007. I think as most of you are aware, sales of on-highway truck engines are expected to drop sharply next year, with the decline being particularly deep in the first half of the year.

As a result of models coming off of our managed distribution list, weaker conditions in the United States, and our efforts to increase velocity, our preliminary outlook for 2007 reflects a significant drop in dealer inventories. That means that we expect our sales to dealers to be lower than end-market demand. Improving velocity is a key focus of our strategy, and we are working hard to improve our processes and performance in that area.

Overall then, we are expecting sales and revenues to be flat to up 5% next year, despite a weakening economy in the U.S., despite slowing housing in the U.S., despite the drop in on-highway truck engines, and despite what we think will be a significant decline in dealer inventory.

With the economic uncertainty we see for the U.S. next year, we think this is a very positive message. Further, we do not expect 2007 to be the end of this business cycle. We see 2007 in a light similar to the 1995-1996 time frame, when growth flattened after a run-up in U.S. interest rates, then resumed after the Fed began lowering rates.

If we look at profits for 2007, we expect profit per share to be in a range of flat with 2006 to up 10%. That means, even at the bottom end of our outlook for sales and revenues, which means flat with 2006, we are expecting higher profit. That is a very positive statement about our expectations in managing our cost structure, for a flat to positive move in profit per share even on a flat sales and revenues.

Let's turn to cash flow for just a minute. The first three quarters of 2006 were very positive for operating cash flow. For Machinery and Engines, operating cash flow was $2.8 billion. That is up from $1.9 billion in the first three quarters last year.

We used cash to fund $900 million of capital expenditures. That was primarily to support our new product introductions and additional capacity. Acquisitions were $512 million. That was primarily for our Progress Rail acquisition in the second quarter.

Dividends have been $531 million. Remember, we increased the quarterly dividend from $0.25 to $0.30 per share in June.

We have spent $2.9 billion to repurchase about 40 million shares this year. After issuing shares for stock option exercises and the acquisition of Progress Rail, the net reduction of shares outstanding has been about 20 million so far this year. FYI, at the end of the quarter, basic shares outstanding were 650.5 million.

Okay, I think we're ready to move on to the Q&A portion of the call. As always, in the interests of time and to give everybody a chance, please limit yourself to one question plus a follow-up. We're ready for the first question.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Mark Koznarek.

Mark Koznarek - Cleveland Research - Analyst

Cleveland Research. Question here on a couple things in your outlook statement for '07. I am wondering if you can clarify, Mike. One thing has to do with -- there is a comment here about establishing a cost base that will allow profitable growth. You know, I am not sure what you mean by that.

But I am kind of reading between the lines and it is sort of suggesting that there might be a possibility of restructuring actions to try and lower the cost structure, to anticipate the need to become more flexible. Is that what Cat is trying to signal? If so, would expenses associated with that be in your current outlook?

Doug Oberhelman - Caterpillar Inc. - Group President

Mark, it's Doug Oberhelman here. Let me take that one if I could. Two things. We will be facing some restructuring in the Engine business due to the decline in on-highway. We commented on that to some degree.

Certainly, the midrange C7 and C9, 7- and 9-liter engine plant in Greenville will undergo some of that restructuring. I would not expect at this time any formal restructuring charges that you are alluding to.

In terms of the Machinery side of the business and the rest of it, we are really not in a restructuring mode as much as we are into a snug-up-the-suspenders mode on our cost structure. We feel with the uncertainty in the outlook for '07, with what we feel is a pause rather than a drop, we want to deliver to shareholders the philosophy of flat to better profits on flat sales and volumes. That is what we're trying to do.

So I would anticipate no restructuring charges or formalities as you mentioned. But we are working hard to keep our cost structure in a way that, I think for the first time, on flat sales and revenues to maybe slightly down on volumes, as contained in our outlook, we would deliver at least as good and hopefully better profitability. That is really what we are saying with that comment in that outlook statement.

Mark Koznarek - Cleveland Research - Analyst

Okay, then if I could follow up. In, I think, the next paragraph, you are talking about the expectation, the market down worldwide modestly and deeper in the U.S., and anticipating the inventory reduction at the dealers. Can you quantify or give us an idea of the degree of inventory reduction at the dealers that you are anticipating?

Doug Oberhelman - Caterpillar Inc. - Group President

No, unfortunately, I'm not going to do that today, Mark. We will do a more detailed outlook in January as we always do. But I can tell you that part of our Vision 2020, and specifically our focus on Vision 20 or on the year 2010, has a significant increase in our velocity and pull-through internally. We have started that this year, and we intend to really ramp it up in '07.

That is what we are expecting will result in some dealer inventory liquidation in 2007. Long-term, that is the absolute best thing we can do for this Company. We kicked that off last year, and we are starting to see the fruits of that.

Mark Koznarek - Cleveland Research - Analyst

Great, Doug, thank you.

Operator

David Raso.

David Raso - Citigroup - Analyst

Citigroup. First a clarification. The settlement charge, that is an after-tax number you are talking about, correct, those numbers?

Mike DeWalt - Caterpillar Inc. - IR Director

That is a pretax number.

David Raso - Citigroup - Analyst

So the $80 million is pretax?

Mike DeWalt - Caterpillar Inc. - IR Director

The $80 million is pretax, yes.

David Raso - Citigroup - Analyst

So if we are looking at roughly a midpoint then, ex that figure, about 525 this year, and flat to up 10% earnings growth next year? That's basically meaning earnings growth at the high end would be roughly $0.50, roughly.

In the release, you cite a 2% or so price next year in the top line. If we -- let's first assume you are going to capture the full 2%. That is $0.80 right there. So if the top end is only up $0.50 and pricing is giving you $0.80, and you are saying sales ex pricing roughly flat -- I am using all midpoints here of your guidance.

Mike DeWalt - Caterpillar Inc. - IR Director

Right. Right.

David Raso - Citigroup - Analyst

You would think the inventory adjustments and the revenue declines are in low-margin businesses. Essentially your guidance is saying we're not going to get the pricing dropping to the bottom line. Well, definitely not all of it. And somehow those bigger-margin bigger machines and engines are not giving us any real leverage.

Can you kind of flesh that out? Is there inventory adjustment on larger machines that I don't appreciate? Is there something about the cost up this quarter is something you are now extrapolating further? Can you flesh that out?

Mike DeWalt - Caterpillar Inc. - IR Director

Yes, I will do my best, David. If you look at our outlook next year, first, let's talk about sales. We said flat to up 5%; and we said 2% price. Remember, embedded in that we have a full year of Progress Rail. This year we will have about a half year. Next year, we will have a full year of Progress Rail.

So if you're at the midpoint of the outlook range, let's say we said we were going to be up 0 to 5%; at the midpoint of that, that is 2.5%. If you pull out Progress Rail's increase -- just because we have them for a full year -- and if you pull out price, we are actually expecting our sales to be down next year.

Again that is a function of the things that we talked about. A weaker U.S., U.S. housing, sharp drop in truck, and the dealer inventory decline next year. So just on the face of the numbers, at midpoint of the sales range, we are actually expecting a volume decline.

You have a variable margin rate that is a bit higher, or quite a bit higher, than your operating profit level. So that is a negative.

Also, we need to work hard on the cost structure for next year. But that does not mean that we're not going to have pressure on costs next year. Suppliers, material costs, there will be pressure on material costs.

For us, we are getting through NPI for Tier 3, but we are also now starting to work on NPI for Tier 4. We have work to do on the 2010 Engine program. So we have still a lot of pressure on NPI. Emissions has driven those cycles to be even faster.

So another thing you want to think about for next year in terms of mix, let's say, in terms of product mix, I think your comment about small machines likely being hit harder, I think that is probably true.

But also as you think about where we are selling product, sales will be probably more negatively affected, at least in our outlook, in the U.S. versus overseas. That is not a positive.

One final thing I will just say about the outlook for next year. It is highly dependent upon what the Fed does and when they react. We certainly hope that they will act quickly and there will be upside to this. But based on what we see, we are 0 to up 5% on sales.

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, that is a good review, Mike. David, let me add to that just a little bit. We just have been experiencing, I would say, phenomenal if not explosive growth here since 2002. You know, our sales and revenue in 2002 were just really slightly over $20 billion; and we are coming in this year at about $41 billion. That has, obviously put stresses and strains on our system. But we also know that growth is not going to continue.

So as we are looking at 2007 at this point with the uncertainty with where the Fed is, with the U.S. economy, really at what could be an inflection point up or down -- and 100 economists will give you 100 different answers on that right now -- we are going into this thinking that, let's build a cost structure based on what is essentially a 2.5% sales and revenue increase and be ready for anything.

We are also wanting to pull dealer inventories down a little bit and position ourselves for much better internal efficiencies on the way out.

A direct comparison we are making, and we may be right, we may be wrong, as Mike alluded to earlier, is the '95, '96 time period. We had a similar situation going into that period; and look what happened the rest of the '90s. You can make a very strong point that that could be the case from here on out, with so many of our industries so strong.

So what we are doing right now is taking advantage of what we think is a pause; getting our cost structure snugged up; getting ready for what will be increased volumes later in the decade. I will tell you, we will talk more about that at the analysts' meeting next month; and then a lot more in detail about that in January when we release the outlook.

So I think the message out of here today is that we are looking at this as not knowing how '07 is going to turn out, and emphasis on preliminary outlook. But we are going in with our management team, eyes wide open, and making sure we have a cost structure up or down, regardless of what happens. So that we can deliver better or equal to or better profits in a flat sales period, if that is what happens.

That, I believe, for the management team here and our Company has never happened before; and we are going to do that.

David Raso - Citigroup - Analyst

The question related to that, though, then is -- if we are then roughly saying volume is down 2%, 3% next year, Progress Rail adds a couple percent and pricing a couple percent, to get to your midpoint top line, I appreciate, Mike, the comment about North American margins in the aggregate are higher than rest of the world.

Is the volume comment about being down next year -- obviously North America is part of that. We were excluding Progress Rail. We were down about 6% this quarter. Next quarter you back into it roughly; you are talking down 7% to 8% on volumes in North America for Machines. Again, ex Progress Rail.

But again when I think about what should be getting hit for '07, North America versus -- and this is my question -- the larger machines in North America still up, and internationally still up, the North American overall margin comment shouldn't really hold water. Because the big machines in North America are still up and outside the world. Even though those large machines international have less than North America; still, it's bigger machines, bigger engines.

Are we saying large machines in North America are down next year?

Mike DeWalt - Caterpillar Inc. - IR Director

No, we're not saying that. We didn't release that kind of detail. But we're not trying to say that. Although I will say we do -- we continue to have supply issues. The tire problem is not going to be solved mid next year. That is a limiting factor on the sales of large trucks, for example.

David Raso - Citigroup - Analyst

Was that the inefficiency in the third quarter, the large machine comment? Was it still just tires, or is it incremental inefficiencies that you cited for third quarter on large machines?

Mike DeWalt - Caterpillar Inc. - IR Director

Yes, no, in fact, that is a good intro here, David. Let me talk about that a little bit. It is really -- and I said this kind of in the preamble. It's a little bit counterintuitive to think about it, and this is a Q2 versus Q3 comparison, but large machines dropped more in the third quarter from the second quarter than small machines.

The biggest effect there actually was trucks, for the most part. Percentagewise a lot more in trucks.

Our issue was one of new product introductions. In Decatur, we are introducing the new F-Series trucks, the 773 through 777. During the introduction or first build of those trucks we found some problems that we had to correct and rework. That significantly, very significantly, affected shipment of quarry and construction trucks in the third quarter.

Now we were talking to Decatur last night, and it looks like that problem is behind us; although I don't think we are going to catch up what we missed in the third quarter. Production-wise, we are running pretty well full out in Decatur as it is.

In addition to this, and this is less significant than that, but also in the third quarter, on mining trucks, we produced roughly the same amount of mining trucks in the third quarter that we did in the second quarter. But we recorded fewer of them as sales. The percentage that were going overseas late in the quarter was a bit higher than it was at the end of the second quarter. So we have a bit more in-transit that we have shipped but not been able to record as a sale yet.

So if you kind of couple those two things together, that explains quite a bit of the large machine phenomenon in the third quarter. We would certainly not expect that to continue.

David Raso - Citigroup - Analyst

Okay, thank you very much.

Operator

Alex Blanton.

Alex Blanton - Ingalls & Snyder - Analyst

Ingalls & Snyder. I would just like to point out before I ask my question that every new story this morning reported Cat sales as $10.52 billion, well above the analysts' consensus of $9.87 billion, which suggested a large margin shortfall. Everyone should be aware that the consensus does not include financial products, which were 675 in the quarter, $675 million. So Machinery and Engines sales were $9.84 billion or basically in line with what people expected.

Now, my question is this. Caterpillar doesn't give quarterly guidance; and obviously the third-quarter EPS is well below what analysts had guessed for the quarter. So how did it compare with Cat's internal forecast?

Mike DeWalt - Caterpillar Inc. - IR Director

Again, we don't give quarterly guidance, and so I don't want to get too specific. But I will tell you we had not anticipated the big effect from the truck shipping issues that we had. So that was actually a negative to our estimates for the third quarter.

So I think it is fair to say the third quarter was not as good as we expected, and that was one of the reasons.

Alex Blanton - Ingalls & Snyder - Analyst

Well, it looks as if you really haven't reduced the fourth quarter, because you are down $0.20 for the year; half of that is the legal problems; and the other half was reflected in the third quarter. Correct?

Mike DeWalt - Caterpillar Inc. - IR Director

Broadly, I think that is right, Alex.

Alex Blanton - Ingalls & Snyder - Analyst

So the fourth quarter is basically still the same.

Mike DeWalt - Caterpillar Inc. - IR Director

In our outlook, if you were to take the midpoint of the two outlooks, and look at the third quarter versus what our expectations were, that is largely a correct comment.

Doug Oberhelman - Caterpillar Inc. - Group President

I will just add a little color to that, Alex. The management team and our employees are going to enjoy a record year -- record profit, record volume, record everything; and we feel pretty good about it.

We have started our strategy work, and that is now, I think, kicking in. We are very pleased with where we are. We missed, I guess, the guess, as you pointed out. Because we have never given quarterly guidance, and I doubt if we ever will.

But we are sure optimistic about the rest of the year, and optimistic about '07 given the uncertainties out there swirling around.

Alex Blanton - Ingalls & Snyder - Analyst

My next question is about '07 guidance. Last year at this time you gave a forecast for this year, which was $4.70 to $4.90. So you came in well above that number.

Are you being deliberately negative about next year? The economy is going to continue to grow, so are you being very conservative about next year?

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, okay, Alex. You all accuse us of this all the time, and perennially I suppose. But no, because there are more uncertainties today than there were a year ago when we put that outlook out, in terms of the ensuing year's economy, what is going on the world, what is going on with the Fed, what is going on with housing.

I think we are being very prudent with our forecast, with our internal forecast, and then with building our internal cost structure. We are in for a pause here, and I don't think anybody doubts that. We are going to take advantage of that to position us for what we think will be continued good growth.

Yes, the economy is going to grow next year, certainly slower than it has been growing; there are pockets of spectacular growth elsewhere in the world as well.

But we are not trying to be negative, we're not trying to be deliberately conservative. I think we are just being realistic after what has been a phenomenal run here for about four years, and taking advantage of this breath in the economy.

One thing I would point out -- and I probably don't have to point out to all of you -- housing starts next year at 1.75 million, if that is the bottom of a pause here -- compared to the last one at about 1 million -- is still very good business in terms of all the things we do for housing.

So it is just the growth rate slowing that we are dealing with; and again, signaling our management team and signaling our shareholders that -- let's take advantage of this pause and put it to good work.

Alex Blanton - Ingalls & Snyder - Analyst

Okay, I had just one more question. Have you given any thought as to how to avoid these large earnings surprises? Because they not only hurt the stock in the short term, which you may not care about; but they also hurt the P/E multiple in the long term. Because there is greater uncertainty of what the quarterly earnings are going to be when you don't give guidance. Have you given any thought to that? Or do you care?

Doug Oberhelman - Caterpillar Inc. - Group President

Well, we have given a lot of thought to that over the years. I can cite companies that give no annual guidance, no quarterly guidance, no monthly guidance, no guidance at all. We can cite others that give quarterly guidance; and there is no correlation to up or down or anything. I think you would probably agree with that.

Alex Blanton - Ingalls & Snyder - Analyst

Well, what is important is how much variability is there in the numbers? Some companies have earnings that are very easy to forecast and they are very uniform. They don't vary a lot, and it's easy for analysts to estimate them. But yours are not that way.

Doug Oberhelman - Caterpillar Inc. - Group President

Well, they haven't been that way, but we are sure working on it. That is part of our strategy as well we're going to talk about with you. But we will continue to think about this. We sure do, Alex, from time to time, because we care a lot about it.

We don't like to see it either. We're not quite sure how we can handle it, given the variability in some of our industries.

Alex Blanton - Ingalls & Snyder - Analyst

Okay, thank you.

Mike DeWalt - Caterpillar Inc. - IR Director

I think we'd probably want to be on the record as saying we are concerned about stock price.

Alex Blanton - Ingalls & Snyder - Analyst

Okay, thank you.

Operator

Jamie Cook.

Jamie Cook - Credit Suisse - Analyst

Credit Suisse. Happy Friday.

Mike DeWalt - Caterpillar Inc. - IR Director

Hey, it is a good day.

Doug Oberhelman - Caterpillar Inc. - Group President

It's a great Friday.

Jamie Cook - Credit Suisse - Analyst

Just getting back to the dealer inventory issue and the fact that they are reducing inventory. You know, when you are talking to the dealers, I guess, what is the rationale behind that? Is it just the fact that they are more bearish on the outlook?

Or is there also some degree -- are they thinking, because of where we are in the cycle that supply constraints should reduce at some point, they will be able to get equipment from you more easily than they were in the past, I guess? Because that suggests something much different of why dealers would be destocking.

Mike DeWalt - Caterpillar Inc. - IR Director

I think one of the big reasons for it is just availability of product. If you check in the back of our release, in the Q&A, our models on managed distribution have come down quite a bit. I think when dealers have better delivery, they feel more comfortable about having less inventory.

I think when you couple that with -- that better delivery performance for most machines -- with the decline that we have had and we see for small machines, particularly around housing, that really accounts for quite a bit of the drop.

So I think availability plays a big impact. When dealers feel like they can get machines, they feel less compelled to hold extra inventory.

Doug Oberhelman - Caterpillar Inc. - Group President

Let me add just a little bit to that, Mike, because you're on to a very good point, in how much of this is end-user demand driven and how much are we trying to steer dealer inventories down.

First of all, dealer inventories are not in whole, globally, substantially down. In fact, they are virtually unchanged. However, what we are trying to do with better availability is really enhance the turnover in the entire supply chain from our suppliers to dealer inventory sitting in the yard.

We think with the pause, we think with the slowdown in housing, '07 is the time to really make a break on that, through some things we're doing internally to increase velocity. So we are guiding that significantly more than the market is guiding us.

It's something that we have high on our list to do and working hard to get done. That is something to watch out for, because hopefully we will be talking more about it as we go out the next couple of years.

Jamie Cook - Credit Suisse - Analyst

Thank you. Then I guess just my follow-up question, when I look at -- I understand the drivers of your sales forecast. But just to be clear, when I look at your top-line forecast, I'm fine with that. But to me, it sounds like -- or I would have thought that more would have dropped to the bottom line.

So Mike, I guess my question is, when we look at these inefficiencies we have had in 2006, and the material cost issues that we have had in 2006, and the third quarter in particular, how should we look at '07, I guess, versus '06? Are we still forecasting the same amount of inefficiencies? Do we get some of that back? What is your expectation for material costs?

Mike DeWalt - Caterpillar Inc. - IR Director

We haven't put out a very detailed view of '07 yet. I think we will probably -- Jim will probably talk a little bit more about that at the analysts' meeting.

But there is cost pressure. There will be significant cost pressure in '07. Material costs will likely go up a bit. Again we will have pressure on R&D around the new product introduction program.

But in terms of factory efficiency, we would certainly hope to make some pretty good improvement. We have been driven over the last few years by rapidly increasing volume. If you go back to '04, our sales were up 33% -- 33%, 34%. Last year, 20%. This year, our outlook is 13%.

So we have been kind of in a catch-up mode in terms of manufacturing. So we would certainly hope that next year is the year, with continuing implementation of the Cat production system, and an easing on volumes, that we could make better progress there.

Jamie Cook - Credit Suisse - Analyst

Thank you very much.

Operator

Ann Duignan.

Ann Duignan - Bear Stearns - Analyst

Bear Stearns.

Mike DeWalt - Caterpillar Inc. - IR Director

Good morning, we saw you on the television this morning.

Ann Duignan - Bear Stearns - Analyst

Hopefully I reflected your quarter and your outlook accurately. A little bit of more detail, if you wouldn't mind. First, if you look at your SG&A and your R&D cost expectations for next year, I know you said you haven't fleshed them out totally; but directionally, would we be correct in thinking that R&D spend is likely to go up? Given new product introductions, given engine requirements, etc. etc.

Also on the SG&A side, if we looked at a lot of the investments you seem to be making in places like China, that SG&A -- while some of the costs might come down, variable costs might come down; but SG&A on an absolute basis is likely to go up also?

Mike DeWalt - Caterpillar Inc. - IR Director

Again, I think there will probably be a lot of pressure on R&D. Again, we have not released -- this is a very preliminary outlook for '07 and so we haven't put out a lot of detail. But I think there will be pressure on R&D.

On SG&A, remember we will have a full year of Progress Rail in the numbers. That will add some SG&A for Progress Rail. But we are working our cost structure overall pretty hard next year. We would like to limit any increases, so that we can have flat to up profit on flat sales.

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, that was a point I was going to make. We're not going to get into that in detail here today. We will in January as we always do.

But the goal here is, if in fact we end up with flat sales or 2.5% up sales and revenues as we mentioned, we would have a cost structure sized appropriately. That will put a lot of pressure on both R&D, SG&A, and CapEx as well. So that is something will be talking more about in January, but you're in the right direction.

Ann Duignan - Bear Stearns - Analyst

Okay, thank you. A couple of follow-ups then. Just on Progress Rail, the revenues from Progress Rail were a little bit higher than we might have anticipated. Any seasonality in that business? Or how should we think about that business?

Mike DeWalt - Caterpillar Inc. - IR Director

I think it was probably a little bit higher in the quarter because we acquired it actually in mid-June; and so the numbers for this quarter actually include about 3.5 months.

Ann Duignan - Bear Stearns - Analyst

Okay, so that was one of kind of a one-off and it is back to what we might have forecast originally going forward?

Mike DeWalt - Caterpillar Inc. - IR Director

I think because of that, this quarter was a little higher than it otherwise would have been.

Ann Duignan - Bear Stearns - Analyst

Okay, great. Just finally, you know you talk about '07 being most similar to 1996. But as I look at your earnings back in the '90s, they did peak in 1998. Does that suggest that you are saying that the peak of Caterpillar's earnings this cycle will be 2008?

Doug Oberhelman - Caterpillar Inc. - Group President

No, we're not suggesting that at all. At all. In fact, I wish we had a crystal ball that would tell us when that is going to happen. We feel that with the strength of a lot of industries -- energy leading the charge of course, and mining -- that we have got several more years to run.

But we're predicting no peak here whatsoever. We're just making the comparison back to '95, '96. If you look at sales and revenue in '95 and '96, it was virtually flat. We were up somewhat in '96 over '97, I guess, by about $0.5 billion; and then picked up nicely in '97 and '98. Actually, our peak year of profitability was '97, for the record.

But we are not commenting about that today. We're just getting ourselves structured for whatever comes our way in '07 and beyond.

Ann Duignan - Bear Stearns - Analyst

You're right, I'm sorry; it was 1997. Just real finally, would you comment a little bit on all the press noise that has been out there, about the quality problems on your truck engines?

I know you have a number of Q&A line items in your Q&A section in your press release. But just would you just give us a bit more color on what is out there in terms of negative headline news; and what your response to that is?

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, we put a number of answers in the Q&A specifically to that. You're right; there has been a lot of noise in the system. I was hoping somebody would ask this question actually.

What the industry is introducing in '07 is the cleanest diesel engine basically known to all of us since Rudolph Diesel invented the diesel in the late 1800s. It is a very complicated and sophisticated piece of equipment. A lot of electronics; a lot of aftertreatment. In fact, new fuel, ultra low sulfur, first time ever at 15 parts per million in this country. Lots of changes coming.

I don't think it is a bit out of the ordinary to talk about a complicated product introduction that we are having. I will tell you, though, that by the first of the year we should have about 12 million miles tested, all of which will be on -- all of which of those trucks and engines will have been running on ultra low sulfur fuel.

As you also probably know, we have won the J.D. Power Quality Award on heavies for six times in a row. I can tell you that the testing path we are using is a tougher testing path than any of the testing paths we used that gave us the products that won the J.D. Power awards in the past.

Yes, we have had introduction glitches. Everything from ultra low fuel not being available till late in the process; the new aftertreatment and catalytic converters being complicated. Of course, all of that goes on.

We have applied for our certification from the EPA. We're waiting for that any day. All of our products we expect to be certified. We think we have resolved all of the issues with the EPA internally. When that engine hits the road January 1, we are very confident that that engine is going to run.

All the comments out there, you would have to ask the commenters where they are coming from. But I can tell you that the number of trucks, the miles we have accumulated, we feel very good about this introduction will likely be the smoothest product introduction, once we get into production, on a running rate basis, than we have had before.

You remember in '02, we had a bridge engine that went fairly well. Then we introduced ACERT in '04. A lot of the same kind of questions at that point in time, because we chose another path.

This ACERT engine will deliver equal to or better fuel economy, equal to or better reliability, and I think will be without question what the heavy-duty engine has been up until now, into '06. So glad you asked the question, and we feel confident about what that engine will do come January.

Ann Duignan - Bear Stearns - Analyst

Okay, I like your passion there for your products. I will get back in queue. Thanks.

Operator

David Bleustein.

David Bleustein - UBS - Analyst

UBS. Can you walk (technical difficulty) raw material cost, you expect the pricing to continue to rise in 2007? More cost pressure? Can you just walk through what you are expecting maybe for steel plate prices, and where you are expecting to see cost pressure next year?

Mike DeWalt - Caterpillar Inc. - IR Director

Yes, actually, what we have for next year is a preliminary outlook, David. We have not really put much detail around it for disclosure externally. Internally we are still working detail plans.

I think our expectation is that cost pressure will continue. But I do want to -- I will back up just a little bit and talk about '06. We have been saying most of the year that we saw moderate cost pressure on machines. We were looking for something up to a 1% increase this year, even though we were flat through the first half of the year. That is exactly what we are seeing.

The third to third was up about $75 million; and that is after about two quarters of pretty flat year-over-year comparisons. So I think material costs, at least for us, we have been able to do cost-reduction actions that have offset most of the commodity-driven price increases that we have seen.

We will still be working on those kind of cost-reduction activities next year. We will be working on sourcing. It would be our view that we would be able to again offset much of the commodity pressure that we would see. But in terms of the details on steel plate, we have just kind of not talked about it at that level.

David Bleustein - UBS - Analyst

Okay. Do you have any preliminary tax rate for next year?

Dave Burritt - Caterpillar Inc. - VP, CFO

Yes, this is Dave. The ETI export incentives are going to be completed. So you can expect a 2 to 3 point increase from the 2006 effective rate of 31%.

David Bleustein - UBS - Analyst

That's all I needed. Thank you.

Operator

Joel Tiss.

Joel Tiss - Lehman Brothers - Analyst

Lehman Brothers. I wondered if you guys -- one thing, I think a couple questions were sort of aimed at this. I guess we sort of got the answer, but I don't really feel that clear.

If the end-market demand is still strong in the larger machines, why the overall over '07 just seems like it's not coming back? Then I just have a follow-up.

Mike DeWalt - Caterpillar Inc. - IR Director

Okay, I think if you think about '07, we still have supply chain limitations on large products, particularly large trucks. We're still going to be very limited by tire supply throughout 2007. So I think we will probably have a year where demand is again not satisfied production because of that. I think tires is going to remain a problem. I think that is a driver. You had a follow-up, Joel?

Joel Tiss - Lehman Brothers - Analyst

Yes, I wondered -- I saved this one for second because you might not answer it. But I wondered if you could just spend a little more time doing as much as you can sort of business by business what the resurgence in 2008 looks like. Just sort of a sense of where you think we could see incremental strength as we go forward.

Doug Oberhelman - Caterpillar Inc. - Group President

Well, you're right, Joel. We're not commenting on that. But we will cover some of that in Lafayette next month and certainly get to that in detail or more detail in January. But at this point, we are dealing with '07 and we will talk more about that next month.

So thanks for the question, but we will shy away from that one this time.

Joel Tiss - Lehman Brothers - Analyst

All right, I figured that. Thank you.

Operator

[Anna Kaminskaya].

Andrew Obin - Merrill Lynch - Analyst

It's actually Andrew Obin, Merrill Lynch. Can you hear me?

Mike DeWalt - Caterpillar Inc. - IR Director

Andrew, you are loud and clear.

Andrew Obin - Merrill Lynch - Analyst

Just in terms of your forecasting process for 2007, when exactly did you guys make the underproduction decision, and what triggered it?

Mike DeWalt - Caterpillar Inc. - IR Director

Underproduction? I don't understand the question.

Andrew Obin - Merrill Lynch - Analyst

Basically, when did you make a decision that Cat will go and actually reduce inventories in the channel?

Mike DeWalt - Caterpillar Inc. - IR Director

Well, I want to make one thing really absolutely, positively clear; and that is we don't control what dealers do. We don't control dealer inventory. They are independent businesses.

What we try to do is manage our supply with as short a lead-time as possible, to make it more advantageous for them. So they don't have to carry as much inventory.

But we certainly don't control it. I would not want to give anybody the idea of that.

But I think when you see what has happened in terms of delivery times for quite a few of the machines, and the number of machines that have come off managed distribution, and what we see in terms of volume, particularly for North America for next year, and our ability to continue to improve velocity, it is our forecast that dealers will use all of that as an opportunity to be able to take down inventory.

Doug Oberhelman - Caterpillar Inc. - Group President

Let me add to that just a little bit, Andrew. Mike's right on it. We intend to take actions that will convince our dealer group around the world that we can supply their needs faster than we ever have. We want to take inventory out of the chain and convert that to cash.

The decision point to do that really came out of our Vision 2020 strategy late last year, being introduced this year. I don't want to get into too much of that, because we will talk about it in detail at Lafayette. But we have a laser focus on every single production facility to increase its turnover through lean Six Sigma, lean manufacturing, those kinds of things.

If we do that, and we intend to get a big down payment on that in '07, there is no reason that the chain inventory should not drop and begin to drop fairly significantly. That is what we are doing today. So it is a very strategic decision by us to get that started; and '07 is the year to start to deliver on that.

Andrew Obin - Merrill Lynch - Analyst

So let me just -- what I was driving at, when we announced our price increase in early September, were we in the mode where we knew that we will do what it takes to manage inventory in the channel more aggressively? As you said to -- it's a good thing. Or have we made a decision to be more aggressive on production cutbacks after we have made the price increase announcement?

Doug Oberhelman - Caterpillar Inc. - Group President

No, we have been working on the velocity and turnover in lean manufacturing now most of the year. We're really getting legs here later in the year, but those two were independent decisions.

Andrew Obin - Merrill Lynch - Analyst

So when you made the price increase announcement, you knew that we are going to be more conservative on production relative to demand?

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, I would say we built our price increases based on what the market is doing from the bottom-up, based on where we want to position each and every one of our product families around the world. So we did; but they're really two independent thoughts there.

Andrew Obin - Merrill Lynch - Analyst

So you don't see incremental sort of discounting or providing incentives to dealers to help them get sort of --.

Doug Oberhelman - Caterpillar Inc. - Group President

Oh, I see where you are going. That is not our intention, no. I'm missed your question. No.

Andrew Obin - Merrill Lynch - Analyst

Okay, thank you very much.

Mike DeWalt - Caterpillar Inc. - IR Director

We are right on 11:00 right now or actually a minute till. We will have time for one more question.

Operator

Robert McCarthy.

Scott Macke - Robert W. Baird - Analyst

This is actually Scott Macke in for Rob this morning. Glad to speak in under the bell. I just wanted to make sure (technical difficulty) said earlier with relation to North America and the mining trucks, and a greater number or some lost sales, because of trucks being shipped overseas.

Is that just a reflection of a higher proportion of those trucks going overseas this year relative to last year? Or are you seeing some of the North American miners delay shipments so the shipments are being sent overseas?

Mike DeWalt - Caterpillar Inc. - IR Director

No, my comment was really just to try and put a little color around the level of production for mining trucks versus what we reported as a sale. I was really relating that to the second quarter, not a year ago.

The point that I was trying to make is in the third quarter for large mining trucks, we produced about as much as we did-- and this is not the quarry and construction. These are the bigger, large mining trucks. We produced about as many as we did in the second quarter. But fewer of them passed title, because at the end of the quarter proportionally more were still in transit.

Now, I don't think that is necessarily a reflection of anything other than who was in the queue for shipments. We're not manipulating shipments. We have an orderly queue of who is next in the line. It just happened to be more concentrated overseas.

Scott Macke - Robert W. Baird - Analyst

I see. Then I recognize that the commentary is uniformly bullish on mining in '06 and '07. But given some of the announced production cuts in North America and coal mining in particular, are you seeing any changes in associated equipment demand in your North America mining markets?

Mike DeWalt - Caterpillar Inc. - IR Director

Yes, I think coal mining is weaker than metals mining. But we still really like the fundamentals in coal mining. Spot prices have dropped, but contract prices, if you look at the complete picture, are actually up pretty well.

We do know that there are permitting issues with eastern coal. But if you look at power plants on the drawing board, it is a predominance of coal. Energy demand, electricity keeps going up. You know, prices and production will fluctuate quarter-to-quarter, but the underlying fundamentals for coal are still pretty darn good.

Scott Macke - Robert W. Baird - Analyst

Appreciate your time.

Mike DeWalt - Caterpillar Inc. - IR Director

Thank you very much. We will see -- that will conclude our call for today. Just remember that we will see many of you November 2 and November 3 at our analysts' meeting in Lafayette. Thank you very much.

Operator

Thank you. Ladies and gentlemen, this does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

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